Exhibit 5.1

Reply to:	Tanya Prutton
Direct line:	604.692.4915
Email:	tprutton@axiumlaw.com
Fax:	604.692.4900

June 30, 2005

Response Biomedical Corp.
8081 Lougheed Highway
Burnaby, BC V5A 1W9
Canada

Dear Sirs and Mesdames:

Response Biomedical Corp. : Registration Statement on Form S-8

We are Canadian counsel to Response Biomedical Corp., a British Columbia company (the “Company”). We write to provide our opinion in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). The purpose of the Registration Statement is to register: (i) a total of 7,441,750 common shares (the “1996 Shares”) which are issuable pursuant to the exercise of stock options which have been granted under the Company’s 1996 Stock Option Plan, as amended (the “1996 Plan”), and (ii) up to 11,500,000 common shares (the “2005 Shares”) of the Company which may be issuable pursuant to the exercise of stock options which may be granted under the Company’s 2005 Stock Option Plan (the “2005 Plan”).

For the purpose of the opinions expressed herein, we have examined the Notice of Articles and Articles of the Company and originals or copies authenticated or identified to our satisfaction of records of the Company, of certificates or records of public officials and governmental bodies and authorities, of certificates of officers or representatives of the Company and of other records, contracts and instruments and we have made such investigations and searches and considered such questions of law, all as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original copies and the conformity to authentic original documents of all documents submitted to us as certified copies, photocopies, facsimile copies or electronically filed copies as of the date hereof. As to certain matters of fact that are material to our opinions, we have relied on the minute books of the Company and certificates of officers of the Company.

The opinions expressed herein are limited to the application of the laws of the Province of British Columbia and the laws of Canada applicable therein, in effect on the date hereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Axium Law Group Suite 3350, Four Bentall Centre, 1055 Dunsmuir Street, PO Box 49222
Vancouver, British Columbia, Canada V7X 1L2
TEL: 604.685.6100 FAX: 604.692.4900 www.axiumlaw.com

June 30, 2005

Based and relying on the foregoing, we are of the opinion that:

1.
The 1996 Shares have been duly authorized for issuance by the Company and will, upon the due exercise of the stock options relating to the 1996 Shares in accordance with the terms thereof and the 1996 Plan and receipt by the Company of the aggregate issue price for the number of common shares issuable pursuant to such exercises, be validly issued as fully paid and non-assessable common shares of the Company.

2.	The 2005 Shares have been reserved for issuance pursuant to the 2005 Plan and the 2005 Shares will, upon:

(a)
the grant of stock options under the 2005 Plan, the allotment for issuance of the 2005 Shares under such options, and the fixing of a price for the 2005 Shares in accordance with the 2005 Plan by the board of directors or Compensation Committee of the Company; and

(b)
the due exercise of the stock options relating to the 2005 Shares in accordance with the terms thereof and receipt by the Company of the aggregate issue price for the number of common shares issuable pursuant to such exercises, be validly issued as fully paid and non-assessable common shares of the Company.

This opinion may be delivered only to the SEC and is solely for the benefit of the SEC and the Company in connection with the filing of the Registration Statement on Form S-8 of the Company. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

AXIUM LAW GROUP

/s/ Axium Law Group